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                                                                   EXHIBIT 23.3

                           [Letterhead of Streich Lang]


                                October 16, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

    Re:  Consent of Streich Lang, P.A.

Ladies and Gentlemen:

         This firm is counsel to Republic National Bancorp, Inc., an Arizona corporation. We acknowledge that we are referred to under the heading "Legal Matters" of the Prospectus which is a part of the Registration Statement and we hereby consent to the use of our name in such Registration Statement. We further consent to the filing of our "Tax Matters Opinion" as a part of this Registration Statement.

                                       Sincerely,

                                       /s/ Mark P. Goss

                                       Mark P. Goss
                                       For the Firm

MPG:fk